Exhibit 99.1

PACKAGING CORPORATION OF AMERICA REPORTS RECORD SECOND QUARTER 2012 RESULTS

Lake Forest, IL, July 16, 2012 – Packaging Corporation of America (NYSE: PKG) today reported second quarter net income of $45 million, or $0.46 per share, which included after-tax debt refinancing charges of $2.5 million, or $0.025 per share. Excluding the refinancing charges, earnings were $48 million, or $0.49 per share, a second quarter record, compared to second quarter 2011 net income of $40 million, or $0.39 per share. Net sales were a record $712 million, up 7% compared to second quarter 2011 net sales of $665 million.

The $0.10 per share increase in net income, excluding refinancing charges, was driven by higher containerboard and corrugated products volume ($0.07) and lower costs for energy ($0.05), recycled fiber ($0.02), chemicals ($0.02) and maintenance ($0.02). These items were partially offset by higher costs for transportation ($0.02), medical ($0.02), depreciation ($0.02), and interest expense ($0.02).

Excluding special items, net income for the first six months of 2012 was a record $88 million, or $0.91 per share, compared to net income for the first six months of 2011 of $79 million, or $0.78 per share, excluding special items. Year-to-date net sales were a record $1.4 billion compared to $1.3 billion in 2011.

Corrugated products shipments were up 6.6% compared to last year’s second quarter. This increase in shipments included 3.6% from box plant acquisitions. With the higher containerboard consumption required to support the increased volume at PCA box plants, export sales of containerboard were reduced by 13,000 tons compared to last year’s second quarter. Containerboard production was 638,000 tons, up 5.3% or 32,000 tons over the second quarter of 2011. PCA ended the quarter with its containerboard inventories about 1,000 tons below the end of the first quarter.

As reported in a separate press release on June 26, 2012, the company completed an offering of $400 million in senior notes due in 2022 and expects to complete, in July, the redemption of its existing $400 million in notes due in 2013. In connection with the debt offering and note redemption, after- tax charges of $2.5 million, or $0.025 per share, were recorded in the second quarter for the note offering, and the company expects to record an estimated after-tax charge of $13 million, or $0.14 per share, in the third quarter for the note redemption.

Commenting on reported results, Mark W. Kowlzan, Chief Executive Officer of PCA, said, “We had another strong quarter with record corrugated products shipments, highly productive mill operations, and lower than expected mill costs. Pricing for corrugated products and domestic containerboard remained steady, export prices were higher and mix improved compared to the first quarter. Our mills ran extremely well setting a second quarter production record, even with 23,000 tons of lost production related to the completion of our 2012 annual maintenance outages.”

“Looking ahead to the third quarter,” Mr. Kowlzan added, “we expect seasonally higher sales volumes, increased mill production and lower mill costs. Considering these items, and excluding the estimated note redemption charge, we expect third quarter earnings to be about $0.54 per share.”

PCA is the fourth largest producer of containerboard and corrugated packaging products in the United States with sales of $2.6 billion in 2011. PCA operates four paper mills and 72 corrugated products plants in 26 states across the country.

CONTACT:

Barbara Sessions

Packaging Corporation of America

INVESTOR RELATIONS: (877) 454-2509

PCA’s Website: www.packagingcorp.com

Conference Call Information:

WHAT:	Packaging Corporation of America’s 2nd Quarter 2012 Earnings Conference Call

WHEN:	Tuesday, July 17, 2012
10:00 a.m. Eastern Time

NUMBER:	(866) 261-2650 (U.S. and Canada) or (703) 639-1221 (International)
Dial in by 9:45 a.m. Eastern Time
Conference Call Leader: Mr. Mark Kowlzan

WEBCAST:	http://www.packagingcorp.com

REBROADCAST DATES:	July 17, 2012 1:00 p.m. Eastern Time through
July 31, 2012 11:59 p.m. Eastern Time

REBROADCAST NUMBER:	(888) 266-2081 (U.S. and Canada) or (703) 925-2533 (International)
Passcode: 1583901

Some of the statements in this press release are forward-looking statements. Forward-looking statements include statements about our future earnings and financial condition, our industry and our business strategy. Statements that contain words such as “ will”, “should”, “anticipate”, “believe”, “expect”, “intend”, “estimate”, “hope” or similar expressions, are forward-looking statements. These forward-looking statements are based on the current expectations of PCA. Because forward-looking statements involve inherent risks and uncertainties, the plans, actions and actual results of PCA could differ materially. Among the factors that could cause plans, actions and results to differ materially from PCA’s current expectations include the following: the impact of general economic conditions; containerboard and corrugated products general industry conditions, including competition, product demand and product pricing; fluctuations in wood fiber and recycled fiber costs; fluctuations in purchased energy costs; the possibility of unplanned outages or interruptions at our principal facilities; and legislative or regulatory requirements, particularly concerning environmental matters, as well as those identified under Item 1A. Risk Factors in PCA’s Annual Report on Form 10-K for the year ended December 31, 2011 filed with the Securities and Exchange Commission and available at the SEC’s website at “www.sec.gov”.

Packaging Corporation of America

Consolidated Earnings Results

Unaudited

	Three Months Ended June 30,
(in millions, except per share data)	2012	2011
Net sales	$712.5	$665.5
Cost of sales	(554.4)	(528.6)

Gross profit	158.1	136.9
Selling and administrative expenses	(52.9)	(48.2)
Corporate overhead	(17.7)	(16.4)
Other expense, net	(3.6)	(4.5)

Income before interest and taxes	83.9	67.8
Interest expense, net (1)	(13.3)	(6.3)

Income before taxes	70.6	61.5
Provision for income taxes	(25.4)	(22.1)

Net income	$45.2	$39.4

Earnings per share:
Basic	$0.47	$0.39

Diluted	$0.46	$0.39

Basic common shares outstanding	96.3	100.1
Diluted common shares outstanding	97.4	101.1

Supplemental financial information:
Capital spending	$34.5	$80.4
Cash balance	$515.1 (2)	$119.2

Notes to Consolidated Earnings Results

(1)	Includes $3.7 million of pre-tax debt refinancing charges.
(2)	Includes proceeds of $397 million, net of fees, received from the notes offering completed June 26, 2012. The proceeds will be used to redeem the existing 2013 notes in July of 2012.

Packaging Corporation of America

Consolidated Earnings Results

Unaudited

	Six Months Ended June 30,
(in millions, except per share data)	2012		2011
Net sales	$1,383.8		$1,294.9
Cost of sales	(1,080.7)		(1,024.9)

Gross profit	303.1		270.0
Selling and administrative expenses	(104.8)		(96.2)
Alternative fuel mixture credits	95.5	(1)	—
Corporate overhead	(34.6)		(31.9)
Other expense, net	(6.3)		(8.2)

Income before interest and taxes	252.9		133.7
Interest expense, net	(22.9)		(13.2)

Income before taxes	230.0		120.5
Provision for income taxes	(167.0	) (1)	(43.7)

Net income	$63.0	(1)	$76.8

Earnings per share:
Basic	$0.65		$0.76

Diluted	$0.65		$0.76

Basic common shares outstanding	96.4		100.4
Diluted common shares outstanding	97.6		101.5

Supplemental financial information:
Capital spending	$69.3		$145.2

Notes to Consolidated Earnings Results

(1)	In the first quarter of 2012, the company amended its 2009 tax return to reduce the gallons claimed as cellulosic biofuel producer credits previously recorded as a tax benefit, and increase the gallons claimed for alternative fuel mixture credits previously recorded as income. The increase in gallons claimed as alternative fuel mixture credits resulted in income of $95.5 million, and the decrease in gallons claimed as cellulosic biofuel producer credits resulted in a decrease in tax benefits of $118.5 million, or a net charge of $23.0 million.

Packaging Corporation of America

Reconciliation of Non-GAAP Financial Measures (1)

Unaudited

	Three Months Ended June 30,
	2012		2011
(in millions, except per share data)	Net Income	EPS	Net Income	EPS
As reported	$45.2	$0.464	$39.4	$0 .389
Special items:
Debt refinancing charges (2)	2.5	0.025	—	—
Medical benefits reserve adjustment (3)	—	—	(1.0)	(0.010)
Asset disposal charges (4)	—	—	1.2	0.012

Total special items	2.5	0.025	0.2	0.002

Excluding special items	$47.7	$0.489	$39.6	$0.391

	Six Months Ended June 30,
	2012		2011
(in millions, except per share data)	Net Income	EPS	Net Income	EPS
As reported	$63.0	$0.646	$76.8	$0.756
Special items:
Debt refinancing charges (2)	2.5	0.025	—	—
Medical benefits reserve adjustment (3)	—	—	(1.0)	(0.010)
Asset disposal charges (4)	—	—	3.3	0.033
Biofuel tax credits (5)	23.0	0.236	—	—

Total special items	25.5	0.261	2.3	0.023

Excluding special items	$88.5	$0.907	$79.1	$0.779

Notes to Reconciliation of Non-GAAP Financial Measures

(1)	Net income and earnings per share excluding special items are non-GAAP financial measures. The after-tax effect of special items are excluded as management considers such items to be unusual in nature. Management uses these measures to focus on PCA’s on-going operations and believes that it is useful to investors because it enables them to perform meaningful comparisons of past and present operating results.
(2)	Represents charges from the company’s debt refinancing completed June 26, 2012.
(3)	Represents income from an adjustment to reserves related to medical benefits.
(4)	Represents charges from asset disposals related to major energy projects.
(5)	Represents a charge from the amendment of our 2009 federal income tax return related to biofuel credits. (See Notes Under Consolidated Earnings Results)